ASSET PURCHASE AGREEMENT

DATED AS OF August 21, 2006

by and between

LONDON FOG GROUP, INC.,

as Seller

and

ICONIX BRAND GROUP, INC.,

as Buyer

APPENDIX AND EXHIBITS

Appendix I	Definitions

Exhibit A-1	Brands

Exhibit A-2	Assumed Agreements

Exhibit A-3	Additional Assets

Exhibit B	Form of Sale Procedures Order

Exhibit C	Form of Bankruptcy Court Approval Order

Disclosure Schedule

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of August 21, 2006, by and between London Fog Group, Inc., a Delaware corporation (“Seller”), and Iconix Brand Group, Inc., a Delaware corporation ““(“Buyer”). Unless defined in the text of this Agreement or the context expressly requires otherwise, capitalized terms used herein are defined in Appendix I.

RECITALS

A. Seller conducts a business of designing, manufacturing, and marketing outerwear apparel and accessories (the “Business”).

B. Seller has filed a voluntary petition for relief under Chapter 11 of Title 11, United States Code, 11 U.S.C. Section 101 et seq. (the “Bankruptcy Case” filed under the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Nevada, Reno Division (the “Bankruptcy Court”), and is operating the Business and maintaining possession of its property as a debtor and debtor-in-possession.

C. Seller desires to sell, and Buyer desires to buy, certain assets belonging to the Business, and to assume certain specified liabilities of Seller, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the respective covenants herein contained, the parties, intending to be legally bound, hereby agree as follows:

AGREEMENT
1.	Sale and Purchase of Assets

(a) Assets. Subject to the terms and conditions hereof, Seller will sell, convey, assign, transfer and deliver to Buyer (or upon Buyer’s request, to Buyer’s Designee) at the Closing, and Buyer (or Buyer’s Designee) will purchase and accept at the Closing, all of Seller’s right, title and interest in and to all and the following assets (collectively, the “Assets”):

(i) all LONDON FOG and TOWER DESIGN Trademarks owned by the Seller worldwide, including without limitation the registrations and applications for registration identified on the attached Exhibit A-1, and all other Intellectual Property Rights closely associated therewith (the “Brands”);

(ii) the licenses and other agreements listed on Exhibit A-2 (the “Assumed Agreements”);

(iii) all third party warranties and claims, credits, rights of recovery and setoffs and all of Seller’s claims, causes of action and other legal rights and remedies, whether or not known as of the Closing Date, related to the foregoing;

(iv) all samples, sample books, prototypes, patterns, archive files (including any expired license agreements), marketing materials, web site content, graphics, and other tangible or electronic materials embodying, displaying, incorporating, or otherwise relating to the Brands, and all Intellectual Property Rights associated therewith;

(v) all royalties and license fees earned after the Closing Date;

(vi) the order book relating to the foregoing; and

(vii) Seller’s goodwill associated with the foregoing.

In addition to the Assets, at Closing Seller shall also sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase from Seller, free and clear of any encumbrances, ‘‘all of Seller’s right, title and interest, if any, in the Trademarks identified on the attached Exhibit A-3, along with Seller’s bookings associated with the marks identified on Exhibit A-3, and all samples, sample books, prototypes, patterns, archive files (including any expired license agreements), marketing materials, web site content, graphics and other tangible or electronic materials embodying, displaying, or incorporating the Trademarks identified on Exhibit A-3, and all Intellectual Property Rights closely associated therewith (collectively, the “Additional Assets”). The Additional Assets shall be transferred AS IS, WHERE IS, without any representation or warranty whatsoever.

To the extent that Seller discovers any additional samples, prototypes, patterns, archive files (including any expired license agreements), marketing materials, web site content, graphics, or other tangible or electronic materials embodying, displaying, or incorporating the Brands or the Trademarks identified on Exhibit A-3 following the Closing, which have not been delivered to Buyer in accordance with this Section 1(a), Seller shall promptly deliver possession thereof to Buyer no later than ten (10) days after discovery.

Buyer shall have the right (which right must be exercised prior to the Sale Approval Hearing) to designate a period after the Closing Date, but no longer than October 16, 2006, through which it shall have complete access to the Seller’s facility on Seventh Avenue in New York City (the “Seventh Avenue Site”), in connection with the operation and marketing of the business relating to the Assets and Additional Assets, and Seller shall continue the utilities and other services related thereto for such periods. On or before the Closing Date, Buyer shall have the right (but not the obligation) to designate furniture, fixtures, and equipment at the Seventh Avenue Site (including but not limited to phones, computers, and copiers) that it will use, and the Seller shall be obligated to keep such furniture, fixtures, and equipment available to Buyer so long as it is so designated. Buyer shall also have the right (which right must be exercised no later than one day prior to the Closing Date) to designate any employees that it needs the Seller to make available to Buyer for the operation or marketing of its business related to the Assets and Additional Assets. Buyer shall reimburse the Seller for the actual out of pocket costs and expenses associated with such designations, including (i) wages or salary and other employer expenses of each employee so designated (if any) for the time each is so designated (at the level each such employee was receiving from the Seller in the Ordinary Course of Business), (ii) the cost of any designated equipment, including without limitation lease payments and maintenance agreements, while it is so designated that is actually paid to a third party by Seller (pro rated, if necessary, to reflect the days of use by Buyer), and (iii) rent, CAM, utilities, and any other occupancy costs at the Seventh Avenue Site for all periods designated by the Buyer pursuant hereto on a per diem basis, in the amount of $1,666,67 per day. If Buyer so designates any of the above, Buyer shall give Seller seven business days written notice of the termination of use of any of the Seventh Avenue Site, the designated employees, or the designated furniture, fixtures, and equipment and shall no longer be responsible for the actual out of pocket expenses for such designations (as set forth above) arising after such termination.

Through and including September 15, 2006, Buyer shall also have the exclusive right (the “Property Option”) to purchase from the Debtors any and all personal, tangible, property of the Debtors, and any and all furniture, fixtures, and equipment located at the Seventh Avenue Site. The purchase price for such property will be reasonably determined by the parties at the time of such purchase, if any. Such right shall be exercised by written notice given no later than September 15, 2006 and shall designate a purchase date no later than October 12, 2006. Seller agrees that it will not remove or dispose of any such property between the date hereof and the expiration of this Property Option, except in the ordinary course of Seller’s business. Finally, through and including September 15, 2006, in addition to those Assumed Agreements identified in Subsection 1(a)(ii) above and on Schedule A-2 hereto, Buyer shall have the right (the “Lease Right”) to direct Seller to use its best efforts to assume and assign to Buyer the lease for the Seventh Avenue Site (the “Seventh Avenue Lease”). Upon the exercise of such Lease Right, the Seventh Avenue Lease will be deemed an Assumed Agreement at no additional or further cost to the Buyer; provided that Buyer shall be responsible for any required cure payments.

(b) Excluded Assets.

(i) Trademark and Copyright License Agreement dated January 27, 2006 between Peacock Alley, Inc., as Licensor and London Fog Group, Inc., as Licensee, as amended by First Amendment dated May 31, 2006.

(ii) License Agreement dated December 14, 2005 between Farmgirl Trading Company LLC, as Licensor and London Fog Group Inc., as Licensee.

(iii) Trademark License Agreement dated February 9, 2006 between Bilhuber Associates, Inc., as Licensor and London Fog Group Inc., as Licensee.

(iv) The One Madison, Sasha Tharp, and Stacy Haase Trademarks and all Intellectual Property Rights closely associated therewith.

(c) Sale Free and Clear of Liens, Claims and Other Encumbrances. The Assets shall be sold and conveyed to Buyer (or Buyer’s Designee) free and clear of any and all mortgages, security interests, charges, encumbrances, liens, assessments, covenants, hypothecations, equities, easements, licenses, contractual or other restrictions, reservations, claims, Cure Costs and obligations, title defects, pledges, interests, encroachments and burdens of every kind or nature whatsoever (whether known or unknown, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, perfected or unperfected, allowed or disallowed, contingent or non-contingent, liquidated or unliquidated, matured or unmatured, material or non-material, disputed or undisputed, whether arising prior to or subsequent to the Petition Date, and whether imposed by agreement, understanding, law, equity, or otherwise, including claims otherwise arising under doctrines of successor liability), including, but not limited to those (i) that purport to give to any party a right or option to effect any forfeiture, modification, right of first refusal, or termination of the Seller’s or the Buyer’s interest in the Assets, or any similar rights, and (ii) relating to taxes arising under or out of, in connection with, or in any way relating to the operation of the Seller’s business prior to the transfer of the Assets to the Buyer (collectively, “Liens and Claims”).

2.	Assumption of Certain Obligations

(a) Assumed Obligations. Subject to the terms and conditions hereof, effective as of the Closing, Buyer (or upon Buyer’s request, Buyer’s Designee) shall assume and agree to pay or otherwise satisfy in full, only the Liabilities that arise under the Assumed Agreements after the Closing Date (the “Assumed Obligations”).

(b) Excluded Liabilities. Except for the Assumed Obligations, Buyer (or Buyer’s Designee) shall not assume or be liable, nor shall Buyer (or Buyer’s Designee) be deemed to have assumed or be liable, for any Liabilities of Seller (which, for purposes of this Section 2(b), shall include any predecessor owner of the Business or the Assets), regardless of whether any such Liability accrued or arose prior to the Closing Date or accrues or arises subsequent to the Closing Date, and all such Liabilities shall be and remain the responsibility of Seller. Without limitation, Buyer (or Buyer’s Designee) is not assuming and Seller shall not be deemed to have transferred to Buyer (or Buyer’s Designee) the following liabilities of Seller:

(i) any Liability of Seller or of any predecessor owner of the Business or the Assets arising in any manner from a “Claim” (as defined in Section 101(5) of the Bankruptcy Code) of any kind or nature whatsoever;

(ii) any Liability of Seller for Taxes;

(iii) any Liability of Seller in the nature of product liability, including, without limitation, any Liability for claims made for injury to person, damage to property or other damage arising from, caused by or arising out of the design, manufacture, assembly, installation, sale, lease or license of any product, or the rendering of any service, by Seller, its contractors, and its licensees prior to the Closing;

(iv) any Liability of Seller for warranty Liabilities relating to any product manufactured, assembled, installed, sold, leased or licensed, and all services rendered, by Seller, its contractors or licensees prior to the Closing;

(v) any Liability of Seller with respect to any complaint, action, suit, proceeding, arbitration or other alternative dispute resolution procedure, investigation or inquiry, whether civil, criminal or administrative (“Litigation”);

(vi) any Liability of Seller to a third party for infringement, dilution, misappropriation or other violation of such third party’s Trademarks or other Intellectual Property Rights;

(vii) Liabilities of Seller for any breach or failure to perform any of Seller’s covenants and agreements contained in, or made pursuant to, any contract, including the Assumed Agreements, to the extent such breach or failure to perform arises on or prior to the Closing Date, including breach arising from assignment of contracts hereunder without consent of third parties;

(viii) Liabilities of Seller for any violation of or failure to comply with any federal, state, municipal, foreign or other statute, law, ordinance, rule or regulation (collectively, “Laws”), or any order, writ, injunction, judgment, plan or decree (collectively, “Orders”) of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, “Governmental Authorities”);

(ix) any Liability of Seller relating to or arising out of any employment action or practice in connection with persons employed or seeking to be employed in the Business, including, without limitation, Liabilities based upon breach of employment or labor contract, employment discrimination, wrongful termination, wage and hour or health and safety requirements, workers compensation, COBRA, ERISA, the Worker Adjustment Retraining Notification Act of 1988 or the National Labor Relations Act, constructive termination, wrongful termination, failure to give reasonable notice or pay-in-lieu-of-notice, severance or termination pay;

(x) any Liability of Seller under any Employee Benefit Plan or the rights, obligations and liabilities incident to or incurred in connection with any Employee Benefit Plan;

(xi) Liabilities of Seller to its present or former Affiliates;

(xii) Liabilities of Seller arising in connection with any Environmental Action;

(xiii) any obligation of Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of Seller or was serving at the request of Seller as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise);

(xiv) any of Seller’s costs or expenses of administration arising in the Bankruptcy Case; or

(xv) any Liability of Seller pursuant to Section 365 of the Bankruptcy Code relating to or arising out of the assignment and assumption of the Assumed Agreements.

(c) Third Parties. The assumption by Buyer of the Assumed Obligations shall not enlarge any rights or remedies of any third parties under any contracts or arrangements with Seller, except to the extent the other parties to the Assumed Obligations may become able to enforce such obligations against Buyer. To the extent of any such Assumed Obligations, and notwithstanding the exclusion of Avoidance Actions from the Assets, Buyer shall have the benefit of, and be entitled to assert to the maximum extent permitted by applicable Law, any defense or offset of Seller that arose prior to the Closing.

3.	Consideration; Deposit

(a) Consideration. Subject to the terms and conditions set forth herein, Buyer will acquire the Assets and the Additional Assets at Closing for aggregate consideration (the “Purchase Price”) consisting of:

(i) the assumption of the Assumed Obligations;

(ii) a cash payment to Seller in an amount equal to Thirty Million Five Hundred Thousand Dollars ($30,500,000.00), payable as follows:

(A) the Deposit pursuant to clause subparagraph (b) below; and

(B) an additional Twenty-Nine Million Five Hundred Ninety Five Thousand Dollars ($29,595,000.00) at Closing (the “Cash Payment”), payable by wire transfer of immediately available funds; and

(iii) the Iconix Stock in accordance with Section 3(c)

(b) Deposit. Prior to the date hereof, Buyer has deposited with Seller’s counsel the sum of Nine Hundred Five Thousand Dollars ($905,000.00) (the “Deposit”). The Deposit shall be held by Seller’s counsel in a non-interest bearing trust account pursuant to the Sale Procedures Order (as defined herein), and shall not be withdrawn except pursuant to the express terms of this Agreement or as otherwise agreed by the parties in writing or ordered by the Bankruptcy Court. The parties agree that:

(i) on the Closing Date, the Deposit shall be paid to Seller;

(ii) the amount of the Deposit is a reasonable estimate of the damages which Seller would be likely to incur in the event of a breach by Buyer of this Agreement, and that such amount is their best estimate under the circumstances of such likely damages, not a penalty or forfeiture of any sort. Accordingly, the parties agree that if (A) Seller is not in breach and Buyer has materially breached this Agreement, (B) Seller has terminated this Agreement as a result of such breach, and (C) as of such time Buyer is not entitled to terminate this Agreement, then Seller shall be entitled, among other things, to retain the Deposit as compensation for its loss arising from such breach, provided that nothing in this paragraph shall limit Seller’s rights against Buyer under such circumstances; and

(iii) upon termination of this Agreement in accordance with its terms or termination by any party for any reason other than a termination by Seller due to a material breach of this Agreement by Buyer at a time at which Buyer is not entitled to terminate this Agreement, the Deposit shall be refunded to Buyer.

(c) Iconix Stock. As used herein, “Iconix Stock” means the class of common stock of Buyer traded publicly on the NASDAQ. “Deliverable Iconix Stock” means the shares of Iconix Stock required to be delivered by Buyer to Seller (or DDJ Capital Management, LLC, as Agent (“DDJ”) as Seller’s designee, as described in Section 3(d) below) in accordance with that certain Stock Issuance and Registration Rights Agreement to be delivered at Closing by and between Buyer and DDJ (the “Registration Rights Agreement”).

(d) Seller’s Assignment of Rights. Prior to the date hereof, Seller has assigned to DDJ its right to receive all of the Deliverable Iconix Stock, and Seller’s other rights in connection with the Deliverable Iconix Stock (including any rights of election and any rights to additional payments or issuances pursuant to the terms of the Registration Rights Agreement). Buyer acknowledges such assignment and agrees that it shall recognize DDJ’s rights in such regard.

4.	Closing Date and Deliveries

(a) Closing. The closing of the sale and purchase of the Assets (the “Closing”) will take place at the offices of Perkins Coie, 1201 Third Avenue, Seattle, Washington, or such other place as the parties shall agree, at 10:00 a.m. Pacific Time on August 28, 2006, or such earlier date as the parties may agree, effective as of 11:59 p.m. such date; provided, that all conditions precedent to the obligation of the parties to effect the transactions contemplated hereby set forth in Sections 9 and 10 have been satisfied or waived in accordance with this Agreement. The date of the Closing is hereinafter referred to as the “Closing Date”.

(b) Seller Deliveries. At the Closing, Seller shall execute (and shall cause any applicable third parties to execute) and deliver to Buyer the following:

(i) one or more bills of sale in form and substance reasonably acceptable to Buyer, covering all personal property included in the Assets and the Additional Assets (the “Bill of Sale”);

(ii) an Assumption and Assignment Agreement in form and substance reasonably acceptable to Buyer and Seller (the “Assumption and Assignment Agreement”), evidencing the assignment to and assumption by Buyer of the Assumed Obligations and Assumed Agreements;

(iii) documentation suitable for recording with the United States Patent and Trademark Office and the applicable Trademark office in Canada assigning the Brands and the Additional Assets, or if applicable, changing the name of the owner of the Brands and the Additional Assets, to the Seller, such that, upon recording such documentation, the Seller will be the record owner of the Brands and the Additional Assets; provided that, at the request of Buyer, Seller will execute documentation provided by Buyer necessary to accomplish the same in other applicable Trademark offices, agencies, or registrars;

(iv) ten original signed assignment agreement(s) providing for the assignment of the Brands and the Additional Assets to Buyer’s Designee, in form and substance reasonably acceptable to Buyer and suitable for recording with the United States Patent and Trademark Office and the applicable Trademark office in Canada (the “Intellectual Property Assignment(s)”); provided that, at the request of Buyer, Seller will execute documentation provided by Buyer necessary to record the assignment of the Brands in other applicable Trademark offices, agencies, or registrars;

(v) any other transaction documents or instruments listed in Section 10 or otherwise required hereunder or reasonably requested by Buyer to evidence or otherwise in connection with the transfer of the Assets and the Additional Assets to Buyer and the assumption by Buyer of the Assumed Obligations and Assumed Agreements; and

(vi) evidence reasonably satisfactory to Buyer that all Cure Costs and obligations arising out of or in connection with the assignment and assumption of the Assumed Agreements have been satisfied or will be satisfied as of the Closing, or reasonable provisions for the payment therefore have been made.

(c) Buyer Deliveries. At the Closing, Buyer shall execute (as appropriate) and deliver to Seller the following:

(i) the Cash Payment by wire transfer of immediately available funds;

(ii) the Assumption and Assignment Agreement; and

(iii) any other transaction documents or instruments listed in Section 9 or otherwise required hereunder or reasonably requested by Seller to evidence or otherwise in connection with the transfer of the Assets and the Additional Assets to Buyer and the assumption by Buyer of the Assumed Obligations.

(d) Title. Legal title, equitable title and risk of loss with respect to the Assets and the Additional Assets will not pass to Buyer until such assets are transferred at the Closing pursuant to the transaction documents required hereunder.

5.	Representations and Warranties of Seller

Subject only to the exceptions set forth in the Disclosure Schedule, Seller makes the following representations and warranties to Buyer, all of which shall expire at Closing and may not be enforced thereafter.

(a) Title to and Transfer of the Assets. Seller has good, valid and marketable title to all of the Assets and, subject to entry of the Bankruptcy Court Approval Order and consummation of the transaction contemplated by this Agreement, Seller will sell and deliver and Buyer will acquire good and marketable title to the Assets, free and clear of all Liens and Claims.

(b) Due Incorporation; Authority. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to carry on its Business as presently conducted and to own, lease and operate the Assets it owns, leases and operates. Seller is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it in connection with the Business or the nature of its operations in such jurisdiction makes such qualification necessary, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Subject to entry of the Bankruptcy Court Approval Order, Seller has the requisite corporate power and authority to execute and deliver this Agreement and the other transaction documents referred to herein to which it is or at Closing will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to entry of the Bankruptcy Court Approval Order, the execution and delivery of this Agreement and the other transaction documents referred to herein to which Seller is or at Closing will be a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes, and when executed and delivered, the other transaction documents referred to herein to which Seller will be a party will constitute, the legal, valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms, subject to (i) approval by the Bankruptcy Court and (ii) principles of equity.

(c) Assumed Agreements. Subject to Bankruptcy Court approval: (i) the Assumed Agreements are in full force and effect and are legally binding and enforceable by and against the parties thereto, subject to the possibility that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to creditors’ rights, or principles of equity, (ii) Seller is not in violation thereof, (iii) to the knowledge of Seller after due inquiry, no party thereto (other than Seller) is in violation thereof, and (iv) no condition, event or act is existing or has occurred that (with or without the lapse of time or the giving of notice, or both) would result in a default or right of termination thereunder.

(d) Consents and Approvals; No Violation. Other than approval of the Bankruptcy Court, there is no requirement applicable to Seller to make any filing with, or to obtain any permit, authorization, license, consent or approval of, any Governmental Authority or any other Person as a condition to the lawful consummation of the sale of the Assets to, or assignment of the Assumed Obligations to and the assumption thereof by, Buyer pursuant to this Agreement and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by Seller and consummation by Seller of its obligations hereunder and under the other transaction documents to which it is or at Closing will be a party will not (i) conflict with or result in any breach of any provision of the charter documents or bylaws of either Seller or any resolution adopted by the board of directors or the shareholders of either Seller; (ii) result in a default by Seller or give rise to any right of termination, cancellation or acceleration against Seller under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, commitment, lease, or other instrument or obligation to which either Seller is a party or by which either Seller or any of the Assets may be bound, except for such defaults or rights of termination, cancellation or acceleration against Seller as to which requisite waivers or consents in form and substance acceptable to Buyer have been obtained or will be obtained on or prior to the Closing Date and of which copies thereof have been or will be furnished to Buyer prior to the Closing; (iii) violate any Law or Order applicable to Seller or the Assets; or (iv) result in the creation of any Lien upon any of the Assets.

(e) Brands. Seller is the sole and exclusive owner of the Brands in the United States and Canada. To Seller’s knowledge, Exhibit A-1 sets forth all registrations of and applications to register the Brands with the U.S. Patent and Trademark Office. Seller has made all requisite filings, renewals and payments (including, without limitation, all application, registration, prosecution, maintenance and renewal fees) with the appropriate foreign and domestic agencies required to maintain the registrations and applications set forth on Exhibit A-1 and Seller has clean record title to each such registration and application. Except for suits, actions, oppositions, cancellations or proceedings that would not reasonably be expected to have a Material Adverse Effect, (a) no Brand in the U.S. or Canada has been or is now involved in any opposition, invalidation, cancellation or other proceeding that challenges the legality, validity, registration, ownership or use of such Brand, and (b) no such action or proceeding is or has been threatened with respect to any of the Brands in the U.S. or Canada. In the U.S. and Canada, none of the Brands as used by Seller or its licensees is subject to a cease and desist demand or other claimed impediment to use not finally resolved, infringes or is alleged to infringe any Trademarks or other Intellectual Property Rights of any third party except for infringement or alleged infringement that would not reasonably be expected to have a Material Adverse Effect.

(f) Certain Fees. Neither Seller nor any of its officers, directors or employees has employed any broker or finder or incurred any Liability or any financial advisory, brokerage or finders’ fees or commissions in connection with the transactions contemplated hereby, in any case which Buyer would be required to pay if this Agreement is terminated or abandoned. Seller is solely responsible for and shall pay the fees of Houlihan Lokey Howard & Zukin Capital (“HLHZ”) incurred in connection with the transactions contemplated hereby.

(g) Inventory. Seller has not sold and does not expect to sell inventory between June 1, 2006 and the Closing Date other than pursuant to that certain Agency Agreement dated as of June 1, 2006 between Seller and a joint venture comprised of Gordon Brothers Retail Partners, LLC and Hilco Merchant Resources, LLC.

6.	Representations and Warranties of Buyer

Buyer makes the following representations and warranties to Seller.

(a) Due Incorporation; Authority. Buyer is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation. Buyer has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the other transaction documents referred to herein to which it is or at Closing will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other transaction documents referred to herein to which Buyer is or at Closing will be a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes, and when executed and delivered, the other transaction documents referred to herein to which Buyer will be a party will constitute, the legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, subject to the possibility that enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to creditors’ rights and (ii) principles of equity.

(b) Consents and Approvals; No Violation. Subject to Bankruptcy Court approval, there is no requirement applicable to Buyer to make any filing with, or to obtain any permit, authorization, license, consent or approval of, any Governmental Authority or any other Person as a condition to the lawful consummation of the purchase of the Assets by, or assumption of the Assumed Obligations by, Buyer pursuant to this Agreement and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement and the other transaction documents referred to herein to which Buyer is or at Closing will be a party, and the performance by Buyer of its obligations hereunder and thereunder (assuming receipt of all required Bankruptcy Court approvals) will not in either case (i) conflict with or result in any breach of any provision of the Articles of Incorporation, or other charter documents, or By-Laws of Buyer; (ii) result in a default or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease, or other instrument or obligation to which Buyer is a party or by which Buyer or any of its assets may be bound, except in each case for such defaults or rights of termination, cancellation or acceleration against Buyer that might not reasonably be expected to have a Material Adverse Effect, or as to which requisite waivers or consents have been obtained by Buyer or will be obtained prior to the Closing and of which copies thereof have been or will be furnished to Seller prior to Closing; or (iii) violate any Law or Order applicable to Buyer.

(c) Certain Fees. Neither Buyer nor any of its officers, directors or employees has employed any broker or finder or incurred any Liability or any financial advisory, brokerage or finders’ fees or commissions in connection with the transactions contemplated hereby, in any case which Seller would be required to pay if this Agreement is terminated or abandoned.

7.	Certain Covenants of the Parties

(a) Conduct of Seller Prior to the Closing. During the period from the date hereof to the Closing Date, Seller will deal with the Assets and conduct the Business in the Ordinary Course of Business. Buyer understands and acknowledges that Seller will sell inventory between the date of this Agreement and the Closing Date, but only in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as set forth in the Disclosure Schedule or as otherwise expressly set forth in this Agreement (or as otherwise consented to by Buyer in writing), prior to the Closing Date Seller will:

(i) preserve and maintain its corporate existence and business infrastructure (as it exists on the date hereof) and all of its rights, privileges and franchises reasonably necessary or desirable in the normal conduct of the Business except to the extent contemplated by any transactions otherwise specifically permitted by this Agreement;

(ii) diligently prosecute and maintain all applications and registrations of the Brands and Additional Assets, including without limitation, by making all requisite filings, renewals and payments;

(iii) maintain and continue to enforce the quality standards in connection with all goods sold and services rendered under the Brands and the Trademarks included in the Additional Assets;

(iv) not take any action or use the Brands or the Trademarks included in the Additional Assets in any manner that will jeopardize their validity or detract from or dilute the goodwill of the Business therein;

(v) not create or assume any Lien on the Assets;

(vi) not reject any of the Assumed Agreements;

(vii) consult with Buyer and obtain Buyer’s consult to any voluntary modification or restructuring of any of the Assumed Agreements; and

(viii) not sell, assign, convey, transfer, license, abandon, encumber, or otherwise dispose of any of the Assets or Additional Assets, other than the sale of inventory in the ordinary course of business.

(ix) not do or omit any act, or permit any omission to act, which may cause a breach of any representation, warranty, covenant or agreement made by Seller herein.

(b) Access to Information. Between the date hereof and the Closing Date, Seller will: (i) allow Buyer and its Representatives on Seller’s premises and afford such parties reasonable, supervised access during normal business hours to all information reasonably available concerning the day-to-day operations of Seller, to any other information Buyer may request and to Seller’s facilities; provided, that Buyer shall give Seller telephonic or written notice no less than 24 hours in advance of any site visits to Seller’s facilities or proposed contacts with Seller’s employees, customers or vendors, and Seller may, at its option, participate in any such visits; (ii) give Buyer and its Representatives (including accountants, investment bankers, consultants and counsel) access during normal business hours to examine Seller’s financial records and reports (including the work papers of Seller’s independent certified public accountants), contracts, leases, properties, corporate records and any other materials relating to Seller’s business, assets and liabilities which Buyer shall request in order to complete its due diligence examination; (iii) cause Seller’s officers, employees, agents and representatives to cooperate with such examination and to furnish Buyer with such information; and (iv) cooperate with Buyer in making key suppliers, vendors, and customers available for consultation. Buyer shall conduct such investigation in such a manner as not to interfere unreasonably with the Business.

(c) Confidential Information.

(i) Each of (A) Buyer and its Representatives and (B) Seller and its Representatives will hold in confidence all Confidential Information and will not disclose any Confidential Information to any other Person or use any Confidential Information for any purpose other than in connection with the consummation of the transactions contemplated hereby, without the prior written consent of the other party, unless required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of law. Each party will only disclose Confidential Information to those of its Representatives who are actively and directly participating in the evaluation of Seller or the Business or otherwise in connection with the transactions contemplated by this Agreement. In the event that any party or any party’s Representatives is requested pursuant to, or required by, applicable law or by legal process to disclose any Confidential Information, such party will, or will cause its Representatives to, provide the other party with prompt written notice of such request or requirement. From and after the Closing Date, Buyer and its Representatives shall have no further obligations under this Section 7(c). If this Agreement is terminated, upon written demand by Seller to Buyer, Buyer and its Representatives will promptly deliver to Seller all documents (including all copies thereof) containing Confidential Information that were provided by Seller, and neither Buyer nor any of its Representatives shall retain any copies of any documents containing Confidential Information. In the event Buyer or any of its Representatives prepares any documents or other writings based on the materials contained in the Confidential Information, such documents or other writings shall be held in strict confidence by Buyer and, in the event this Agreement is terminated, upon the written demand of Seller, Buyer shall destroy all such documents or other writings (other than privileged documents) and such destruction shall be certified in writing to Seller by an authorized Person supervising such destruction. Notwithstanding the foregoing, Buyer acknowledges that Seller and its Representatives may disclose Confidential Information regarding Buyer to Seller’s creditors and the Bankruptcy Court as requested or required by such parties in connection with the transactions contemplated by this Agreement.

(ii) For purposes hereof, “Confidential Information” shall mean all nonpublic or otherwise confidential written information of any kind concerning (A) in the case of Seller, Seller, the Business, the Assets or the Assumed Obligations provided to Buyer by Seller, and (B) in the case of Buyer, information that is provided by Buyer to Seller, except (in either case under the preceding clauses (A) and (B)) information which (I) is or becomes generally available to the public other than as a result of the disclosure or other action of the other party or its Representatives, (II) was available to the other party or its Representatives on a nonconfidential basis prior to its disclosure to such party or (III) has been independently acquired or developed by such party or its Representatives without violating any of their obligations under this Agreement.

(iii) From and after the Closing Date, Buyer shall have no further obligations under the Confidentiality Agreement between Buyer and HLHZ.

(d) Required Consents. On or prior to the Closing Date, Buyer and Seller shall use their respective commercially reasonable efforts to obtain (i) the consent of CSC to the assignment of the Limited License, and (ii) such permits, consents or approvals, if any, with respect to those Assumed Agreements requiring the consent or approval of any Person other than Seller or Buyer in order to assign such Assumed Agreements to Buyer. Notwithstanding anything herein to the contrary, the Assumed Agreements shall be assumed by Seller and assigned to Buyer pursuant to the Bankruptcy Court Approval Order, with or without the consent of such third party.

(e) [Reserved]

(f) Representations, Covenants and Conditions; Further Assurances. Buyer and Seller will use their respective commercially reasonable efforts to take all action necessary to render accurate as of the Closing their respective representations and warranties contained herein, to refrain from taking any action which would render any such representation or warranty inaccurate in any material respect as of such time, and to perform or cause to be satisfied each covenant or condition to be performed or satisfied by them.

(g) Name Change. As soon as practicable (but in no event more than 10 days) after request from Buyer, Seller shall amend its Articles of Incorporation and other charter documents and take all other actions necessary to change its name to one sufficiently dissimilar to Seller’s present name, in Buyer’s reasonable judgment, to avoid confusion.

(h) Cure Costs. Seller shall be exclusively responsible for and bear any and all cure and reinstatement costs (collectively, the “Cure Costs”) relating to the assumption and assignment of the Assumed Agreements (other than with respect to the Seventh Avenue Lease upon Buyer’s exercise of its Lease Right), and Buyer shall have no obligations for any such Cure Costs. Seller is responsible for the verification of Cure Costs, including all administrative responsibilities associated therewith, and shall use its commercially reasonable efforts to establish same, including the filing and prosecution of any appropriate proceedings in the Bankruptcy Court.

(i) Domain Name Assignments. As soon as practicable, but not later than 30 days following the Closing, Seller shall, at Buyer’s expense, use its best reasonable efforts to take all actions necessary with the applicable domain name registrars to effectuate the transfer to Buyer (or upon Buyer’s request, to Buyer’s Designee) of the domain name registrations assigned to Buyer or Buyer’s Designee as part of the Brands and Additional Assets.

8.	Certain Employment Matters

(a) Employee Information. Seller will each use its commercially reasonable efforts to provide the Buyer, in a timely manner, any information with respect to any employee’s or former employee’s employment with and compensation from Seller, or rights or benefits under any employee plan which the Buyer may reasonably request.

(b) Other Employee Benefit Plan Obligations. Except as otherwise expressly provided in this Agreement, Buyer shall not assume or be responsible for any, and Seller shall be solely and fully responsible for all, Liabilities of any kind or nature whatsoever with respect to the Employee Benefit Plans, or employment practices, programs or arrangements, including, Liability for pre- or post-retirement health and welfare benefits to or on behalf of any and all current or former employees of Seller or the Business or their dependents, regardless of whether such employees become employees of Buyer. Buyer shall not be treated as a successor employer of any of Seller’s employees. Seller shall not make any transfer of Employee Benefit Plan assets to Buyer. Notwithstanding the foregoing, Buyer may be obligated to reimburse Seller for such Liabilities upon designating employees pursuant to Section 1(a).

(c) Employee Termination and Rehiring. Buyer shall be under no obligation of any kind to offer employment to or hire any individual Seller employees, and none of Seller’s employees shall have any right to continued employment with Buyer, except those employees with whom Buyer specifically offers employment. In addition to those obligations identified in Section 1(a) above respecting designated employees, Seller shall cooperate in Buyer’s interview and hiring process as reasonably requested by Buyer, and shall not interfere with Buyer’s prospective relationships with any of Seller’s employees. None of Seller’s employees is a third party beneficiary of this provision.

9.	Conditions to the Obligations of Seller to Effect the Transactions Contemplated Hereby

The obligations of Seller to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any one or more of which may be waived by Seller in writing.

(a) No Injunctions or Suits. None of the parties hereto shall be subject on the Closing Date to any Order of a court of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement, nor shall there be pending any Litigation by any Governmental Authority that seeks injunctive or other relief in connection with any of such transactions.

(b) Bankruptcy Court Orders.

(i) Sale Procedures Order. On August 8, 2006, the Bankruptcy Court entered an order approving the process respecting the sale of the Assets in the form attached as Exhibit B (the “Sale Procedures Order”). The Sale Procedures Order is not subject to any injunction or stay of effectiveness, including without limitation any stay pending appeal.

(ii) Bankruptcy Court Approval Order. The Bankruptcy Court shall have entered an order approving this Agreement and the transactions contemplated hereby in substantially the form attached as Exhibit C, with such modifications as may be reasonably acceptable to the parties (the “Bankruptcy Court Approval Order”), and the Bankruptcy Court Approval Order is not subject to any injunction or stay of effectiveness, including without limitation any stay pending appeal.  Without in any way limiting the foregoing, the Bankruptcy Court Approval Order shall:

(A) contain findings of fact and conclusions of law to the effect that Buyer is a good faith purchaser and entitled to the protections of Section 363(m) of the Bankruptcy Code;

(B) authorize the sale of the Assets free and clear of all Liens and Claims under and pursuant to Section 363(f) of the Bankruptcy Code; it being understood that such order (or an abstract thereof) shall be in form suitable for filing in applicable lien records and shall enjoin any holder of a claim against or interest in Seller from asserting any such claim or interest against Buyer or the Assets;

(C) authorize the assumption by Seller and assignment to Buyer of the Assumed Agreements as of the Closing Date, and otherwise in accordance with the terms of this Agreement; and

(D) require Seller to comply with the requirements of Section 7(i) with respect to the Cure Costs.

(c) Representations and Warranties; Covenants. The representations and warranties of Buyer set forth in this Agreement shall be correct and complete in all material respects as of the Closing Date as though made on and as of such date. Buyer shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date.

(d) Transaction Documents. Buyer has tendered the deliveries described in Section 4(c).

10.	Conditions to the Obligations of Buyer to Effect the Transactions Contemplated Hereby

The obligations of Buyer to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date (except as expressly set forth in subparagraph (a) below) of the following conditions, any one or more of which may be waived by Buyer.

(a) No Injunctions or Suits. None of the parties hereto shall be subject on the Closing Date to any Order of a court of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement, nor shall there be pending any Litigation by any Governmental Authority that seeks injunctive or other relief in connection with such transactions.

(b) Bankruptcy Court Orders.

The Bankruptcy Court shall have entered the Bankruptcy Court Approval Order no later than August 25, 2006. Neither the Bankruptcy Court Approval Order nor the Sale Procedures Order shall be subject to any injunction or stay of effectiveness, including without limitation any stay pending appeal.

(c) Seller Deliveries. Delivery to Buyer’s satisfaction of the Seller Deliveries as provided for above in Section 4(b).

(d) Representations and Warranties; Covenants. All representations and warranties of Seller set forth in this Agreement shall be correct and complete in all material respects as of the Closing Date as though made on and as of such date. Seller shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date (without giving effect to materiality limitations within specific covenants and agreements).

(e) Transaction Documents. Seller has tendered the deliveries described in Section 4(b).

(f) Cure Costs. The Cure Costs relating to the assignment and assumption of the Assumed Agreements shall have been paid or reasonably acceptable arrangements for payment of such amounts have been made.

11.	Termination

(a) Termination by Buyer. This Agreement may be terminated and the transactions contemplated hereby abandoned by Buyer, by delivering written notice thereof to Seller if any of the following occurs:

(i) any court or other Governmental Authority of competent jurisdiction shall have issued an Order or otherwise taken any other action which enjoins or prohibits the consummation of the transactions contemplated by this Agreement, and such Order shall have become final and nonappealable;

(ii) any material breach or default by Seller of any of its covenants, representations, undertakings or agreements or any of its other obligations under this Agreement, and (as to any such breach that is capable of cure) no cure is effected within 30 days (provided, that Buyer shall not be obligated to close this transaction unless and until a cure is effected);

(iii) any representation or warranty of Seller set forth herein shall not have been correct and complete in all material respects as of the date hereof;

(iv) (A) entry by Seller into any agreement or commitment to sell or otherwise transfer or convey substantially all of the assets of Seller or the Business, to a Person other than Buyer, (B) the filing of a plan of reorganization of Seller that provides for any such sale or that is otherwise incompatible with the transactions contemplated herein (including a “stand-alone” plan of reorganization) or (C) the withdrawal by Seller, without Buyer’s consent, of Seller’s motion for approval by the Bankruptcy Court of this Agreement;

(v) dismissal of the Bankruptcy Case or conversion of the Bankruptcy Case to a proceeding under Chapter 7, or the appointment of a trustee under Chapter 11 of the Bankruptcy Code;

(vi) the Closing shall not have occurred on or before the Outside Closing Date for any reason other than breach by Buyer of its obligations hereunder; or

(vii) if any of the conditions to Closing in Buyer’s favor set forth in Section 10 has not been satisfied or waived by the Outside Closing Date or such earlier date for satisfaction or waiver as set forth in Section 10.

(b) Termination by Seller. This Agreement may be terminated and the transactions contemplated hereby abandoned by Seller at any time prior to the Closing Date, by delivering written notice thereof to Buyer if any of the following occurs:

(i) any court or other Governmental Authority of competent jurisdiction shall have issued an Order or otherwise taken any other action which enjoins or prohibits the consummation of the transactions contemplated by this Agreement;

(ii) any material breach or default by Buyer of any of its covenants, undertakings or agreements or any of its other obligations under this Agreement, and (as to any such breach that is capable of cure) no cure is effected within 30 days (provided, that Seller shall not be obligated to close this transaction unless and until a cure is effected);

(iii) any representation or warranty of Buyer set forth herein shall not have been correct and complete in all material respects as of the date hereof;

(iv) if any of the conditions to Closing in Seller’s favor set forth in Section 9 has not been satisfied or waived by the Outside Closing Date, and Seller was not a cause for the failure to satisfy such condition(s); or

(v) the Closing shall not have occurred on or before the Outside Closing Date for any reason other than breach by Seller of its obligations hereunder.

12.	Miscellaneous Provisions

(a) Expenses. Whether or not the transactions contemplated hereby are consummated, except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses; provided that (i) excise Taxes, transfer Taxes and similar charges applicable to the transactions contemplated by this Agreement (if any shall be applicable notwithstanding Seller’s request for an order determining that Section 1146 of the Bankruptcy Code applies to the transactions) shall be shared equally by the parties, provided that Buyer shall not pay more than $50,000 of such taxes and similar charges; (ii) any escrow or similar fees will be split equally; and (iii) each party will pay for its own counsel, accountants, and other advisors. Buyer and Seller will furnish such information and execute such certificates as the parties may determine in order to obtain any available tax clearance certificates.

(b) Knowledge of Seller. All references in this Agreement or any certificate delivered hereunder to “knowledge” of Seller with respect to a matter shall mean the actual knowledge, after due inquiry, of any of the following Persons: David Greenstein, Steven Greenstein, Marv Toland and David Didio.

(c) Dollar Amounts. Except as expressly indicated, all dollar amounts in this Agreement are stated in and shall be interpreted to be in United States dollars.

(d) Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by this Agreement. All references to “commercially reasonable efforts” of any party hereto shall mean such party’s use of commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations and existing agreements or otherwise required to be taken by it hereunder or done by it with respect to the subject matter of its obligations; provided, however, that neither Seller nor Buyer shall be obligated to incur any fees and expenses to obtain any third party, non-governmental consents to the transactions contemplated hereby. Without limiting the foregoing, Seller agrees that upon request it will, in a timely manner execute or arrange for execution of any and all such further documents as may be required, if any, from Seller, or take such other actions as Buyer may reasonably request, to permit Buyer to apply for, obtain, issue, or record the assignment of the Brands and the Trademarks included in the Additional Assets free and clear of all Liens and Claims, and to correct any defect in the record title to any of the Brands or the Trademarks or domain names included in the Additional Assets. In the event that Seller is unable, or fails for any reason to do so, Seller hereby grants Buyer power of attorney to execute such further documents as may be required, if any, to record the assignment of the Brands and the Trademarks included in the Additional Assets, or to correct any defect in the record title to any of the Brands or the Trademarks included in the Additional Assets.

(e) Amendment and Modification. This Agreement may be amended, modified or supplemented at any time prior to or after the Closing Date but only by the written agreement of all the parties hereto and, if in the opinion of Buyer and its counsel or Seller and its counsel it is necessary, approval by the Bankruptcy Court.

(f) Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by a duly authorized officer of the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any, party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 12(f).

(g) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered by hand or by facsimile transmission, telexed or upon receipt when mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Seller:	with a copy to:

London Fog Group, Inc. Suite 200 1700 Westlake Ave. North Seattle, Washington 98109 Attention: David Greenstein Attention: Marv Toland Telecopier: (206) 270-5341 Telephone: (206) 270-5300	Perkins Coie LLP 1201 Third Avenue, 40th Floor Seattle, Washington 98101-3099 Attention: Alan D. Smith Attention: Stewart M. Landefeld Telecopier: (206) 583-8500 Telephone: (206) 583-8888

If to Buyer:	with a copy to:

Iconix Brand Group, Inc. 1450 Broadway, 4th floor New York, New York 10018 Attn: Neil Cole, Chief Executive Officer Telecopier: (212) 391-0127 Telephone: (212) 730-0030	Blank Rome LLP The Chrysler Building 405 Lexington Avenue New York, New York 10174 Attention: Robert J. Mittman, Esq. Telecopier: (212) 885-5001 Telephone: (212) 885-5000

(h) Assignment. This Agreement and all of provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns including any duly appointed trustee under Chapter 11 or any duly appointed trustee under Chapter 7 in any superseding Chapter 7 case under the Bankruptcy Code. Notwithstanding the foregoing, except as otherwise agreed in writing by the parties hereto, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any party hereto without the prior written consent of the other party; provided that Buyer may, without the consent of Seller, (a) designate one of its direct or indirect subsidiaries or other affiliate (“Buyer’s Designee”) to purchase the Assets and assume the Assumed Obligations and Assigned Agreements, and Buyer’s Designee shall be entitled to the benefit of the representations, warranties, covenants and agreements, to the extent applicable, made by Seller in this Agreement or any document or instrument executed and delivered pursuant thereto; provided that Buyer remains liable for fulfillment of its obligations hereunder; or (b) direct Seller to assign the Intellectual Property Rights directly to IP Holdings, LLC, an indirect, wholly-owned Subsidiary of Buyer (“IP Holdings”), in which event the parties hereto acknowledge and agree that, notwithstanding this Section, all of the Assets, including the Assets subject to this Section, are being acquired by Buyer hereunder and the delivery by Seller of the Assets subject to this Section to IP Holdings shall be deemed to be a delivery of such Assets initially to Buyer followed by a transfer of such Assets by Buyer to IP Holdings.

(i) Governing Law. Except to the extent inconsistent with the Bankruptcy Code, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington applicable to contracts made and to be performed entirely within such state.

(j) Counterparts. This Agreement may be executed in one or more counterparts, none of which need contain the signatures of all parties, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

(k) No Third Party Beneficiaries. No Person who is not a party to this Agreement, including any employee or former employee of Seller or any predecessor owner of the Business who may be deemed to be an incidental beneficiary of any provision of this Agreement, shall be deemed to be a beneficiary of any provision of this Agreement, and no such Person shall have any claim, cause of action, right or remedy pursuant to this Agreement.

(l) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other tribunal to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(m) Descriptive Headings. The descriptive headings contained in this Agreement are for convenience reference only and shall have no effect on the interpretation or meaning hereof.

(n) Entire Agreement. This Agreement, including the Exhibits and the Disclosure Schedule, embodies the entire agreement and understanding of the parties with respect to the transactions contemplated by this Agreement. The Exhibits and the Disclosure Schedule are an integral part of this Agreement and are incorporated by reference herein, and all references in this Agreement to Exhibits and the Disclosure Schedule shall mean the Exhibits and the Disclosure Schedule so attached and incorporated by reference.

(o) Jurisdiction. Seller and Buyer hereby irrevocably submit to the exclusive jurisdiction of the Bankruptcy Court for the purpose of any action or proceeding arising out of or relating to this Agreement, and Seller and Buyer hereby irrevocably agree that all claims in respect to such action or proceeding shall be heard and determined in such Court.

(p) Certain Rules of Construction and Interpretation. Unless otherwise specified, references in this Agreement to a Section or clause refer to such Section or clause as contained in this Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Agreement) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LONDON FOG GROUP, INC. (“Seller”)	ICONIX BRAND GROUP, INC. (“Buyer”)

By:/s/ Marv Toland	By:/s/ David Conn
Name: Marv Toland Title: Chief Financial Officer	Name: David Conn Title: Executive Vice President

APPENDIX I

DEFINITIONS

“Additional Assets” is defined in Section 1(a).

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. The term “Control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 10% of the voting rights attributable to the shares of the controlled corporation and, with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

“Agreement” is defined in the Preamble.

“Assets” is defined in Section 1.

“Assumed Agreements” is defined in Section 1(a)(iii).

“Assumed Obligations” is defined in Section 2(a).

“Assumption and Assignment Agreement” is defined in Section 4(b)(ii).

“Avoidance Actions” means actions arising under Sections 544 through 551 of the Bankruptcy Code.

“Bankruptcy Case” is defined in the Recitals.

“Bankruptcy Code” is defined in the Recitals.

“Bankruptcy Court” is defined in the Recitals.

“Bankruptcy Court Approval Hearing” is defined in Section 9(b)(i)(E).

“Bankruptcy Court Approval Order” is defined in Section 9(b)(ii).

“Bill of Sale” is defined in Section 4(b)(i).

“Brands” is defined in Section 1(a)(i).

“Business” is defined in the Recitals.

“Buyer” is defined in the Preamble.

“Buyer’s Designee” is defined in Section 12(h).

“Cash Payment” is defined in Section 3(a)(ii)(B).

“Closing” is defined in Section 4(a).

“Closing Date” is defined in Section 4(a).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” is defined in Section 7(c)(ii).

“CSC” means Columbia Sportswear Company and its successors and assigns.

“CSC APA” means that certain Asset Purchase Agreement dated as of March 31, 2006 entered into by Seller and CSC.

“Cure Costs” is defined in Section 7(h).

“DDJ” is defined in Section 3(c).

“Deliverable Iconix Stock” is defined in Section 3(c).

“Deposit” is defined in Section 3(b).

“Disclosure Schedule” is described in the introduction to Section 5 and is attached hereto.

“Employee Benefit Plans” means any pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, “golden parachutes,” collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all “employee benefit plans” (as defined in ERISA Section 3(3)), all employee manuals, and all written or binding oral statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any persons employed at any time by Seller.

“Environmental Action” means any pollution, threat to the environment, or exposure to, or manufacture, processing, distribution, use, treatment, generation, existence, transport, handling, holding, removal, abatement, remediation, recycling, reclamation, management, disposal, emission, discharge, storage, escape, seepage, leakage or release of, or threatened release of, any waste.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Asset” is defined in Section 1(b).

“Governmental Authorities” is defined in Section 2(b)(viii).
2

“Iconix Stock” is defined in Section 3(c).

“Intellectual Property Assignment(s)” is defined in Section 4(b)(iii).

“Intellectual Property Rights” means all intellectual property and proprietary rights, throughout the universe in all media, relating to the Brands, Assets, and Additional Assets, arising under statutory or common law, contract or otherwise, including without limitation (i) all inventions, all improvements thereto, and all patents, patent applications, and patent disclosures, (ii) all Trademarks, (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all trade secrets, know how, and confidential business information, (v) all computer software (including data and related documentation), (vi) all copies and tangible embodiments thereof, and (vii) any past, present, or future claims or causes of action arising out of or related to any infringement, dilution or violation of any of the foregoing.

“IP Holdings” is defined in Section 12(h).

“IRS” means the Internal Revenue Service.

“Laws” is defined in Section 2(b)(viii).

“Liability” means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, responsibility, liability or other obligation (whether fixed or unfixed, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unsacred, whether liquidated or unliquidated, whether secured or unsecured and whether due or to become due), including any liability for Taxes.

“Liens and Claims” is defined in Section 1(c).

“Limited License” is defined in Section 7(d).

“Litigation” is defined in Section 2(b)(v).

“Material Adverse Effect” means a material adverse effect on the business, results of operations, prospects, properties, condition (financial or otherwise), assets or liabilities of the Business or Seller.

“Ordinary Course of Business” means the ordinary course of business consistent with Seller’s custom and practice (including with respect to quantity and frequency) from and after March 20, 2006.

“Outside Closing Date” means August 28, 2006.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Purchase Price” is defined in Section 3(a).
3

“Registration Rights Agreement” is defined in Section 3(c).

“Representatives” means, with respect to any entity, its Affiliates, officers, directors, managers, employees, consultants, agents and other representatives.

“Restriction Release Date” is defined in Section 3(c).

“Sale Procedures Order” is defined in Section 9(b)(i).

“Seller” is defined in the Preamble.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, occupation, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Code Section 59A), customs duties, import and export, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, recording, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, including any interest, penalty, deficiency, assessment or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trademarks” means all trademarks, service marks, trade dress, logos, brand names, trade names, domain names and corporate names related to the Brands, Assets, and Additional Assets, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill of the Business connected with the use thereof and symbolized thereby, and all applications, registrations, and renewals in connection therewith.
4

List of Omitted Schedules and Exhibits

Disclosure Schedule	Description

Section 5(a)	Title to and Transfer of the Assets

Section 5(c)	Assumed Agreements

Section 5(d)	Consents and Approvals; No Violation

Section 5(e)	Brands

Exhibits

Exhibit A-1	Brands

Exhibit A-2	Assumed Agreements

Exhibit A-3	Additional Assets

Exhibit B	Form of Sale Procedures Order

Exhibit C	Form of Bankruptcy Court Approval Order